EXHIBIT 99.1

Minrad International, Inc. (Amex: BUF - News) announced today that the underwriters of its recent public offering of 10 million shares, which closed on May 30, 2006, have exercised their over-allotment option to purchase an additional 1.5 million shares at $3.25 per share. Minrad intends to use the net proceeds from the sale of these additional shares for general corporate purposes.

Oppenheimer & Co. acted as lead managing underwriter of the offering. KeyBanc Capital Markets and Maxim Group LLC acted as co-managing underwriters.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. A registration statement relating to the shares of common stock was declared effective by the Securities and Exchange Commission on May 23, 2006. The offering will be made only by means of a written prospectus. Copies of the prospectus relating to the offering when available may be obtained by contacting Oppenheimer & Co., 125 Broad Street, New York, New York 10004.

Minrad is an interventional pain management company with real-time image guidance and anesthesia and analgesia product lines.

    CONTACT:   William Bednarski, President & CFO

                           716-855-1068

                           bbednarski@minrad.com

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Minrad International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.